CONTRACT OF SALE

                             BETWEEN

                    WOODWINDS, LTD., as Seller

                               AND

          WALDEN RESIDENTIAL PROPERTIES, INC., as Buyer


                        TABLE OF CONTENTS

1.   Purchase Price. . . . . . . . . . . . . . . . . . . . . . .1

2.   Intentionally Deleted . . . . . . . . . . . . . . . . . . .2

3.   Independent Contract Consideration. . . . . . . . . . . . .2

4.   Title Insurance . . . . . . . . . . . . . . . . . . . . . .2

5.   Survey. . . . . . . . . . . . . . . . . . . . . . . . . . .4

6.   Prorations and Closing Costs. . . . . . . . . . . . . . . .5

7.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . .5

8.   Buyer's Remedies. . . . . . . . . . . . . . . . . . . . . .6

9.   Seller's Remedy . . . . . . . . . . . . . . . . . . . . . .7

10.  Intentionally Deleted . . . . . . . . . . . . . . . . . . .7

11.  Seller's Representations and Warranties . . . . . . . . . .7

12.  Seller's Covenants. . . . . . . . . . . . . . . . . . . . 10

13.  Conditions Precedent to Buyer's Obligations . . . . . . . 10

14.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . 11

15.  Intentionally Deleted . . . . . . . . . . . . . . . . . . 12

16.  Inspection Period . . . . . . . . . . . . . . . . . . . . 12

17.  Time Extensions . . . . . . . . . . . . . . . . . . . . . 13

18.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . 13

19.  Performance . . . . . . . . . . . . . . . . . . . . . . . 15

20.  Binding Effect. . . . . . . . . . . . . . . . . . . . . . 15

21.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . 15

22.  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . 15

23.  Survival. . . . . . . . . . . . . . . . . . . . . . . . . 16

24.  Holidays, Etc.. . . . . . . . . . . . . . . . . . . . . . 16

25.  Governing Law . . . . . . . . . . . . . . . . . . . . . . 16

26.  Risk of Loss; Condemnation. . . . . . . . . . . . . . . . 16

27.  Headings. . . . . . . . . . . . . . . . . . . . . . . . . 16

28.  Effective Date. . . . . . . . . . . . . . . . . . . . . . 17

EXHIBIT A - THE LAND

EXHIBIT B - SURVEYOR'S CERTIFICATE

EXHIBIT C - NON-FOREIGN AFFIDAVIT


                        CONTRACT OF SALE

     This Contract of Sale (this Contract) is between WOODWINDS,
LTD. (Seller) and WALDEN RESIDENTIAL PROPERTIES, INC. (Buyer).

                            BACKGROUND

     A.   Seller is the owner of that certain tract of land
(Land) located in Davidson County, Tennessee, more particularly described on Exhibit A attached hereto and made a part hereof.

     B. Buyer wants to purchase the Land, together with all of the improvements located thereon, and all personal property, appurtenant interests, all tenant leases and related rights to monies due thereunder and deposits held by Seller, all of Seller's right, title and interest, if any, in and to (A) warranties covering the personal property and the improvements,
(B) the trademarks or tradenames used by Seller in connection with the Property, including, but not limited to, "Brandywine Apartments", (C) the service contracts (and any deposits thereunder) related to the operation and maintenance of the improvements (to the extent assignable and not terminated by Seller prior to Closing as directed by Buyer), (D) all licenses, permits, approvals and other intangible property rights relating to the Property and (E) all utility, security and other deposits. and all related rights and appurtenances, including, without limitation, Seller's interest in adjacent streets, alleys, rights-of-way, strips, gores, and access easements, and any improvements located on the Land (the Land and related rights, appurtenances, and improvements are collectively referred to as the Property).

                            AGREEMENT

     Seller shall sell the Property to Buyer and Buyer shall purchase the Property from Seller upon the following terms:

1.   Purchase Price

The purchase price of the Property (the Purchase Price) is $8,760,000 payable in cash at Closing, together with all closing costs (the Closing Costs) related to the transaction contemplated hereby (collectively, the Base Amount); provided, however, that in the event that the amount required by Lender to repay in full the indebtedness (the Existing Indebtedness) payable by Seller and secured by the Property, together with the Closing Costs (collectively, the Increased Amount), exceeds the Base Amount, upon approval of the Increased Amount by Buyer in its sole discretion, the Purchase Price shall be equal to the New Payoff Amount. In the event that Buyer does not approve the Increased Amount, this Contract shall be terminable by Buyer at Buyer's option.

2.   Intentionally Deleted.

3.   Independent Contract Consideration

Buyer tenders to Seller and Seller acknowledges receipt of the sum of ONE HUNDRED DOLLARS ($100.00) as independent and nonrefundable contract consideration for the Inspection Period (as defined in Paragraph 16). This independent consideration is in addition to any other deposits made under this Contract.

4.   Title Insurance

     a. Seller, at Seller's expense, shall furnish to Buyer at Closing a Tennessee Standard Form of Owner Policy of Title Insurance (the Owner Policy) covering the Property issued by Chicago Title Insurance Company (Underwriter), through its agent, Safeco Land Title of Dallas (Title Company), 1201 Elm Street, Suite 5220, Dallas, Texas, Attention: L. Lamar Tims, Phone: (214) 573-2250, dated as of the Closing Date, in the amount of the Purchase Price, and containing no exceptions or conditions except as follows:

               the restrictive covenants exception must be deleted or must state "None of Record except..."
               and then must list only specific restrictive covenants approved by Buyer;

               the survey exception must be amended to read
               "shortages in area";

               stand-by fees, taxes, and assessments for the year of Closing and subsequent years, and subsequent assessments for prior years due to change in land usage or ownership; and

               any other Permitted Exceptions (as defined below in this Paragraph).

     b. Seller, at Seller's expense, shall furnish to Buyer a title insurance commitment covering the Property issued by Title Company (the Commitment), together with legible and complete copies of all documents referenced as title exceptions in the Commitment.

     c. Buyer shall have until five (5) days prior to Closing to object to any exception, condition or matter unacceptable to Buyer in the Commitment or on the Survey by giving notice to Seller. If Buyer does not give notice of any such objections to Seller within such period, Buyer is deemed to approve the title to the Property as shown in the Commitment as well as matters shown on the Survey.

     d. Seller has 5 days after receipt of Buyer's notice to cure Buyer's objections.

     e. If Buyer gives notice of any objections within the 15-day period and Seller does not cure any of Buyer's objections within Seller's 5-day cure period, Buyer may, on or before the fifth (5th) day after the last day of Seller's 5-day cure period, as Buyer's sole and exclusive remedy, waiving all other remedies, either:

               terminate this Contract by notice to Seller whereupon the parties thereafter have no further rights, liabilities, or obligations under this Contract; or

               waive its objections to the Commitment and the Survey and accept Seller's title as shown in the Commitment and on the Survey.

     f. The exceptions to title listed in Schedule B of the Commitment that are either accepted or waived by Buyer are the Permitted Exceptions. No item listed in Schedule C of the Commitment shall be a Permitted Exception.

     g. Seller may not further encumber the title to the Property after the Effective Date without the prior written consent of Buyer, in Buyer's sole discretion.

     h. If any additional title encumbrances are discovered after Title Company's issuance of the Commitment, Buyer has the same rights concerning objections to the additional title encumbrances as are provided above in this Paragraph.

5.   Survey

Seller, at Seller's expense, shall furnish to Buyer and the Title Company within 10 days after the Effective Date five (5) copies of a current survey of the Land (the Survey) certified to Seller, Buyer, Underwriter, Title Company, and Buyer's lender by a surveyor licensed in the State of Tennessee and selected by Buyer showing:

          a correct legal description of the Property by plat reference, if applicable, and a metes and bounds description of the Land with a point of commencement at the intersection of two platted streets and the recording data for the streets shown on the Survey and with adjoinder calls to common property lines or right-of-way lines and reference made to the recorded deed or plat;

          the area, boundaries, and dimensions of the Land;

          any encroachments or protrusions;

          the location of all easements, known proposed easements, apparent easements, and building restrictions affecting the Land;

          the location and dimensions of any improvements on the Land;

          the gross square footage of the Land and the square footage of the Land net of areas lying within any existing or proposed right-of-way of any highway, road, street, alley, or railroad, or within the boundaries of any conservation or drainage easements, any easements not located in the boundaries of any building setback lines, encroachments, waterways, or areas designated by the Federal Emergency Management Agency as being within the 100-year flood plain;

          the approximate centerline of any springs or streams on the Land and, if visible, the location of where they enter or exit the surface of the Land; and

          any waterways and any other areas on the Land designated by the Federal Emergency Management Agency
          (or other appropriate agency) as being within the 100-year flood plain.

The form of certificate to be used on the Survey is attached to this Contract as Exhibit B.

6.   Prorations and Closing Costs

     a. Ad valorem taxes against the Property will be prorated at Closing as of the Closing Date based on the tax bills for the year of Closing. Seller shall pay to Buyer at Closing the portion of the taxes on the Property from the beginning of the current year through the Closing Date. If Closing occurs before the current year's tax bills are available, the proration will be based on the latest tax rate applied to the latest assessed valuation; then, after the taxes for the current year are finally assessed, upon written demand, Buyer shall refund to Seller any amount overpaid by Seller or Seller shall pay to Buyer the amount of any deficiency in the proration.

     b. All closing costs other than as specified above, or as may be specifically allocated elsewhere in this Contract, will be allocated to Seller and Buyer in the customary manner for the sale and purchase of unimproved real property in Davidson County, Tennessee, as of the Closing Date; provided, each party shall pay its own attorneys' fees except in the event of litigation.

7.   Closing

     a.   The "Closing" of this Contract will occur in Title
          Company's offices at 10:30 a.m., Dallas, Texas time, on or before the fifth (5th) day after the last day of the Inspection Period (the Closing Date).

     b.   At the Closing:

          (i)  Buyer must pay to Seller the Purchase Price; and

         (ii)  Seller must deliver to Buyer:

                    a special warranty deed in form acceptable to Buyer conveying the Property to Buyer and containing no exceptions or conditions except the Permitted Exceptions (excluding the standard printed exceptions in the Owner Policy);

                    a bill of sale and assignment in form
                    acceptable to Buyer conveying the personal property and all other intangibles to Buyer and containing no exceptions or conditions except the Permitted Exceptions (excluding the standard printed exceptions in the Owner Policy);

                    an assignment of tenant leases in form
                    acceptable to Buyer conveying to Buyer all of the tenant leases and rights appurtenant thereto affecting the Property;

                    the Owner Policy (or Buyer, in its sole
                    discretion, may waive issuance of the Owner
                    Policy and receive a credit against the
                    Purchase Price equal to the amount of
                    premiums Seller would have paid for the Owner
                    Policy);

                    a Non-Foreign Affidavit in substantially the form attached to this Contract as Exhibit C;

                    a certificate that Seller's representations and warranties continue to be true and correct as of the Closing Date;

                    any other documents deemed necessary by the Title Company or Buyer's counsel; and

                    exclusive possession of the Property.

8.   Buyer's Remedies

If Seller does not perform its obligations under this Contract, Buyer may, at its option, either:

         enforce specific performance; or

         terminate this Contract.

If Buyer terminates this Contract due to Seller's default, Seller shall reimburse Buyer upon demand for all reasonable out-of-pocket expenses incurred by Buyer in connection with this transaction, and the parties thereafter have no further rights, liabilities, or obligations under this Contract.

9.   Seller's Remedy

If Buyer does not perform its obligations under this Contract for any reason except the termination of this Contract pursuant to an applicable provision of this Contract, Seller's exclusive remedy, waiving all other remedies, is to terminate this Contract. If Seller terminates this Contract, the parties thereafter have no further rights, liabilities, or obligations under this Contract.

10.  Intentionally Deleted

11.  Seller's Representations and Warranties

Seller represents and warrants to Buyer as follows (which representations and warranties are also deemed made by Seller to Buyer at Closing and survive Closing):

     a. Seller has good and indefeasible title to the Property subject only to the Permitted Exceptions.

     b. There are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers. No leases, other than the leases for apartments, affect the Property.

     c. There is no pending or, to the knowledge of Seller, threatened condemnation or similar proceeding or special assessment (inclusive of assessments for street widening, repair, or improvement), or change in zoning affecting the Property.

     d. The location, occupancy, operation, and use of the Property do not violate any applicable federal, state, county or city statute, ordinance, code, rule, or regulation.

     e. Seller has received no notice concerning the Property from any Governmental Authority (as defined below in this Paragraph) about a violation of any federal, state, county, or city statute, ordinance, code, rule, or regulation or stating that any investigation has commenced or is contemplated regarding any violation.

     f. There is no pending or, to Seller's knowledge, threatened litigation or administrative proceeding affecting Seller or the Property.

     g. Seller has obtained all necessary consents and approvals from any person, entity, or Governmental
          Authority required for the execution and delivery of this Contract by Seller and the performance by Seller of its obligations under this Contract.

     h. The execution and delivery of, and Seller's performance under, this Contract are within Seller's powers and have been duly authorized by all requisite actions. This Contract constitutes a binding obligation of Seller enforceable in accordance with its terms.

     i. Performance of this Contract by Seller will not result in any default under, or result in the imposition of any lien or encumbrance upon the Property under, any contract or other agreement that affects Seller or the Property.

     j. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under other debtor relief laws contemplated by, pending, or threatened against Seller.

     k. Seller has not entered into, and has no knowledge of, any contracts or other agreements with any private party or Governmental Authority affecting the Property, including, without limitation, any that require the owner of the Property to install, maintain, construct, or otherwise participate in or contribute to any installation, maintenance, or construction of any offsite improvements serving or intended to serve any portion of the Property.

     l. No portion of the Property has been established or dedicated as park land, historical site, drainage easement, conservation area, or open space and no portion of the Property has been designated by Seller or any Governmental Authority as a jogging, bicycle, or other public pathway.

     m.   No tax liens or judgments affect the Property.

     n. There are no unpaid charges, debts, liabilities, claims, or obligations arising from the ownership or operation of the Property that could give rise to any mechanics' or materialman's or other statutory liens against the Property or for which Buyer will be responsible.

     o. The Property has access to and from dedicated and accepted public highways, streets, or roads. There is no pending or, to Seller's knowledge, threatened action by any Governmental Authority to limit or terminate that access.

     p. The Property is served at its perimeter with, and has a right of access to without payment of any fees other than normal tap fees, water, gas, electricity, waste water, storm water, cable television, and telephone services. There is no pending or, to Seller's knowledge, threatened action by any Governmental Authority or utility company that would limit or terminate any utility service to the Property.

     q. The Property has not been used for the disposal or dumping of nor has there been any spillage, seepage, or uncontrolled loss on or filtration from or onto the Property of any "hazardous substances" or "hazardous wastes", and the Property contains no such "hazardous substances" or "hazardous wastes", as those terms are defined in the Comprehensive Environment Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 (RCRA) the Superfund Amendments and Reauthorization Act of 1986, the Clean Water Act, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, and similar State and local regulations and codes, all as amended, and all rules and regulations applicable to each.

     r. There are no underground storage tanks (as defined in RCRA) located in, on, under, or, to Seller's knowledge, adjacent to the Property. Seller has no reason to believe and does not believe that any hazardous wastes or hazardous materials have seeped or flowed onto or into the Property from other sites or from the Property onto or into any other sites.

     s. The Land is currently zoned for "___________" uses under the applicable zoning ordinances of the applicable local authority (the City).

The terms "Governmental Authority" and "Governmental Authorities" mean the United States of America, the State of Tennessee, Davidson County, the City, and any other political subdivision in which the Property is located or which exercises jurisdiction over the Property, and any agency, department, commission, board, bureau, property owners association, utility district, flood control district, improvement district, or similar district, or other instrumentality of any of them.

12.  Seller's Covenants

Seller shall, at Seller's sole cost and expense:

     a. Promptly advise Buyer in writing of any litigation or hearing or notice received or any material changes of facts that cause any of Seller's representations or warranties to be inaccurate in any respect.

     b. Not take any action or omit to take any action that could have the effect of violating any representations, warranties, or agreements of Seller in this Contract.

     c. Deliver to Buyer within 10 days after the Effective Date copies of all tax statements for the Property, including those for 1993, 1994, and 1995 relating to personal and ad valorem taxes and special assessments, correspondence with Governmental Authorities (including any condemnation notices, proceedings or awards), soils reports, environmental studies, surveys, plats, site plans, elevations, topographical maps, engineering studies, traffic studies, and other studies and reports in Seller's possession concerning the Property.

     d. Keep the terms of this Contract and the identity of Buyer confidential. Seller may not issue or comment on any press releases or news reports of this transaction without Buyer's prior approval.

     e. From the Effective Date until the Closing, maintain the Property in good condition and repair.

13.  Conditions Precedent to Buyer's Obligations

Buyer is not obligated to close this transaction, if at the time of Closing, any of Seller's representations and warranties are not true and correct in all respects, or Seller refuses to execute and deliver to Buyer a certificate stating they are true and correct in all material respects or Seller has not performed all of its covenants under this Contract.

Buyer may, at Buyer's sole option, waive all or any of these conditions precedent. If any condition precedent is not satisfied by Closing, or any earlier time frame specified above, then Buyer, at its sole option, may terminate this Contract on or before the Closing Date by giving notice to Seller.

Upon termination, the the parties thereafter have no further rights, obligations, or liabilities under this Contract. If Buyer is entitled to terminate this Contract because a condition precedent is not satisfied, Buyer does not terminate this Contract, and the Closing occurs, then Buyer is deemed to waive the respective condition if Buyer had actual knowledge the condition precedent was not satisfied.

14.  Assignment

Buyer may not assign this Contract without Seller's consent except to an affiliate of Buyer. Upon any permitted assignment, the assignee shall assume, and Buyer shall be released from, Buyer's obligations under this Contract.

15.  Intentionally deleted.

16.  Inspection Period

     a. Commencing on the Effective Date and continuing through the 120th day after the Effective Date (the Inspection Period), Buyer may, but is not obligated to, inspect the Property and all of Seller's books and records concerning the Property, review and analyze all materials, surveys, maps, reports, and other matters and information provided pursuant to this Contract, together with any other materials, surveys, maps, reports, studies, and other matters it may choose, in its sole and absolute discretion.

     b. Buyer may, for any reason whatsoever, or for no reason at all, in Buyer's sole discretion, terminate this Contract by notifying Seller of Buyer's election to terminate under this Paragraph no later than 5:00 p.m., Dallas, Texas time, on the last day of the Inspection Period.

     c. If Buyer timely terminates this Contract under this Paragraph, the parties thereafter have no further rights, liabilities, or obligations under this Contract.

     d. If Buyer does not notify Seller in writing of Buyer's election to terminate this Contract under this Paragraph by 5:00 p.m., Dallas, Texas time, on the last day of the Inspection Period, Buyer is deemed to waive its right to terminate this Contract under this Paragraph.

     e. Seller grants to Buyer, its agents, contractors and employees, a license, terminable only upon the termination of this Contract, to inspect all of Seller's books and records concerning the Property and to enter upon the Property to make all studies and inspections deemed necessary or desirable by Buyer. Buyer's performance of all studies and tests is at its sole risk and expense.

     f. If the Property is damaged by Buyer or Buyer's agents or contractors during Buyer's inspections, Buyer shall:

               repair and restore the Property to substantially the same condition as existed prior to conducting the studies and tests; and

               hold Seller harmless from any actual damages
               (Seller waives any right to collect consequential or punitive damages) arising solely and directly from the actions of Buyer, its agents, contractors, or employees, in conducting the studies or tests.

     g. Buyer has no liability to Seller for any reduction in value to the Property that results from the discovery of matters or circumstances through Buyer's studies and tests.

17.  Time Extensions

If Seller does not provide the Commitment, the Survey, or the documents listed in Paragraph 12(c) to Buyer within the respective time frames set forth in Paragraphs 4, 5 and 12, the time periods for Seller to provide those items are extended until Seller provides each of the items to Buyer and the expiration date of the Inspection Period and the Closing Date are automatically extended for like periods of time.

18.  Notices

All notices, requests, approvals, and other communications required or permitted to be delivered under this Contract must be in writing and are effective:

          on the business day sent if sent by telecopier prior to 5:00 p.m., Dallas, Texas time, and the sending telecopier generates a written confirmation of sending;

          upon receipt if delivered personally or by any method other than by telecopier transmission (with written confirmation), or by any method other than by mail;

          1 day after delivery to a nationally recognized, overnight courier service; or

          if orderly delivery of the mail is not then disrupted or threatened in which event some method of delivery other than the mail must be used, 3 days after being deposited in the United States mail, certified, return receipt requested, postage prepaid;

in each instance addressed to Seller or Buyer, as the case may be, at the following addresses, or to any other address either party may designate by notice to the other party:

Seller:                       Woodwinds, Ltd.
                         c/o Walden Management Company
                         5400 LBJ Freeway, Suite 400, LB 45
                         Dallas, Texas 75240
escription of the subject property.

9. This survey was actually made on the ground as per record description furnished by the title insurance company and is true and correct.

10.  This survey is conforms with the
     _________________________________.



                EXHIBIT C - NON-FOREIGN AFFIDAVIT

SUBJECT PROPERTY:   See Exhibit A attached hereto.


SELLER:                                           , a



Buyer:                   ______________________, a
                         _________________

     Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferror is a foreign person. To inform Buyer that the withholding of tax is not required upon the disposition of a U.S. real property interest by Seller, the undersigned hereby certify the following on behalf of Seller:

          1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income
     Tax Regulations);

          2.   Seller's U.S. employer identification number is
     _____________________.

          3.   Seller's office address is:

     Seller understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Seller.

                                                              , a



     By:
          Name:
          Title:


     SWORN TO AND SUBSCRIBED before me, the undersigned authority, by _________________, __________________ of
_____________________, a __________________ on this _________
day of ____________________, 199__.



                              Notary Public, State of Texas